FOR IMMEDIATE RELEASE

A.G. Edwards Confirms Consent Order Discussions
With State of Georgia

ST. LOUIS, March 12, 2004 - A.G. Edwards, Inc. (NYSE: AGE) announced it is in discussions with the Georgia Secretary of State's Securities and Business Regulation Division concerning a consent order relating to certain regulatory issues and customer claims involving the firm's Augusta, Georgia office. A.G. Edwards also confirmed that it has made or agreed to make payments to customers in excess of $28 million in connection with claims related to these matters.

A.G. Edwards previously has paid or established reserves reflected in released financial statements for these matters and believes these reserves should cover any unpaid costs associated with the consent order and payments to customers.

"We believe it is important to resolve these matters," said Margaret Welch, A.G. Edwards spokesperson. "Since these matters first arose more than four years ago, we have cooperated with the Georgia Secretary of State's office and have settled the vast majority of claims involved. We believe these matters were isolated to one branch and a limited number of financial consultants, and had no connection with any other office or accounts maintained by any other A.G. Edwards financial consultants."

A.G. Edwards, Inc. is a financial services holding company whose primary subsidiary is the national investment firm of A.G. Edwards & Sons, Inc. A.G. Edwards and its affiliates encompass nearly 7,000 financial consultants in 708 offices nationwide and two European locations in London, England and Geneva, Switzerland.

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